Exhibit 99.1

UIL Holdings Corporation

To:	Directors and Executive Officers of UIL Holdings Corporation
Date:	November 24, 2015
Re:	Notice Regarding Blackout Period and Regulation BTR Trading Restrictions

On November 18, 2015, UIL Holdings Corporation (“UIL”) received a notice required by Section 101(i)(2)(E) of the Employment Retirement Income Security Act of 1974, as amended, regarding an anticipated blackout period under UIL’s 401(k) savings plan (the “401(k) Plan”). The blackout period for the 401(k) Plan will be implemented in connection with the anticipated closing of the previously announced Agreement and Plan of Merger, dated as of February 25, 2015 (the “Merger Agreement”), by and among UIL, Iberdrola USA, Inc. (“IUSA”) and Green Merger Sub, Inc. (“Merger Sub”), pursuant to which, at the Effective Time (as defined in the Merger Agreement), UIL will merge with and into Merger Sub with Merger Sub surviving such merger (the “Merger”). The blackout period will be necessary to ensure that the administrator of the 401(k) Plan can process the exchange of UIL common stock for common stock of IUSA, which will be renamed AVANGRID, Inc. immediately prior to the effective time of the Merger.

Pursuant to The Sarbanes-Oxley Act of 2002 (the “Act”) and Rule 104 under Securities and Exchange Commission Regulation BTR, UIL is hereby notifying you of upcoming temporary restrictions on your ability to engage in certain activities regarding UIL equity securities, namely UIL common stock (and IUSA common stock after the closing of the Merger). These temporary restrictions are mandated by the Act in the event of a blackout period impacting the 401(k) Plan including the UIL Holdings Stock Fund as an investment option thereunder.

The closing of the Merger remains subject to approval by UIL shareowners, receipt of required regulatory approvals and a number of other closing conditions. UIL will hold a special meeting of shareowners to vote on the Merger on December 11, 2015. Additional information concerning the proposed Merger and the special meeting is included in the definitive Proxy Statement/Prospectus, which was filed with the Securities and Exchange Commission on November 12, 2015 and mailed to UIL shareowners who are entitled to vote on the proposal. UIL currently expects that the Merger will close promptly after satisfaction or waiver of all closing conditions, including receipt of shareowner approval and all regulatory approvals, and not later than December 31, 2015 (the date of the closing of the Merger hereafter referred to as the “Closing Date”).

Participants in the 401(k) Plan have been advised that if the Merger is completed as expected there will be a blackout period when participants will be unable to direct the portion of their account balance invested in the UIL Holdings Stock Fund or conduct any transactions that involve the shares of common stock held in the UIL Holdings Stock Fund, including exchanges, loans, withdrawals, and distributions.

The blackout period is currently expected to continue for two weeks following the Closing Date. For example, if the Closing Date occurs during the week of December 31, 2015, the blackout would be expected to end no later than the week of January 14, 2016.

During the blackout period and for a period of two years after the end date thereof, a security holder or other interested person may obtain, without charge, information regarding the blackout period, including the actual beginning and end dates of the blackout period. This information is available by calling a Vanguard Participant Services associate at 800-523-1188 Monday through Friday from 8:30 a.m. to 9 p.m., Eastern time. In addition, you may contact Linda L. Randell, Senior Vice President and General Counsel, at (203) 499-2575 or Sigrid E. Kun, Vice President, Corporate Secretary and Assistant General Counsel, at (203) 499-5858 regarding questions you may have about the blackout period.

Because the 401(k) Plan include the UIL Holdings Stock Fund as an investment option, the Act requires that you be prohibited from directly or indirectly purchasing, exercising, selling, or otherwise transferring equity securities (including options and other derivative securities) of UIL (and, after the Merger, IUSA) during the blackout period for the 401(k) Plan if those securities were acquired in connection with your service or employment as a director or executive officer of UIL. Transactions covered by this trading prohibition are not limited to those involving your direct ownership, but include any transaction in which you may have a pecuniary interest (e.g., transactions by members of your immediate family who share your household, as well as by certain entities in which you have financial involvement).

Although certain transactions are exempt from this trading prohibition (such as bona fide gifts, transfers by will or laws of descent and distribution, and sales of stock not acquired in connection with service or employment as a director or officer), those exemptions are limited. If you hold both covered securities and non-covered securities, any sale or other transfer of securities by you during the blackout period, if it occurs, will be treated as a transaction involving covered securities, unless you can identify the source of the sold securities and demonstrate that you use the same identification for all related purposes (such as tax reporting and disclosure requirements). Given the applicable rules and the short time period involved, we recommend that you avoid any change in your beneficial ownership of UIL or IUSA equity and derivative securities during the blackout period. The restrictions on trading during the blackout period are in addition to those under UIL’s insider trading policy or its successor (and associated regularly scheduled blackout periods) that restrict or will restrict your ability to trade in UIL (or IUSA) common stock. The rules are complex and criminal and civil penalties may be imposed upon directors and executive officers who violate the rules. Therefore, please contact Linda L. Randell, Senior Vice President and General Counsel, at (203) 499-2575 or Sigrid E. Kun, Vice President, Corporate Secretary and Assistant General Counsel, at (203) 499-5858 if you have any questions or if you believe that a transaction in which you have a pecuniary interest may occur during the blackout period.

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